Filed Pursuant to Rule 424(b)(2)
File No. 333-180728

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated March 4, 2015

PRICING SUPPLEMENT No. 486 dated March     , 2015

(To Product Supplement No. 7 dated September 10, 2012,

Prospectus Supplement dated April 13, 2012

and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K Upside Participation ETF Linked Notes (Averaging)

Market Linked Notes Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

■	Linked to the iShares® MSCI EAFE ETF

■	Minimum return at maturity of 3% to 7% (to be determined on the pricing date) of the original offering price per note

■

A total return at maturity equal to the greater of (i) the minimum return of 3% to 7% (to be determined on the pricing date) and (ii) an amount equal to the percentage increase, if any, in the price of the Fund from the starting price to the average ending price

■	Average ending price of the Fund based on the average of fund closing prices of the Fund on specified dates occurring quarterly during the term of the notes

■	No downside exposure to the Fund

■

All payments on the notes are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue the shares of the Fund or any securities held by the Fund for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

■	No periodic interest payments or dividends

■	No exchange listing; designed to be held to maturity

On the date of this preliminary pricing supplement, the estimated value of the notes is approximately $928.74 per note. While the estimated value of the notes on the pricing date may differ from the estimated value set forth above, we do not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the notes on the pricing date be less than $913.74 per note. The estimated value of the notes was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the notes from you at any time after issuance. See “Investment Description” in this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” herein on page PRS-9 and “Risk Factors” in the accompanying product supplement.

The notes are unsecured obligations of Wells Fargo & Company and all payments on the notes are subject to the credit risk of Wells Fargo & Company. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	$1,000.00	$16.20	$983.80
Total

(1)

Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the notes and is acting as principal. See “Investment Description” in this pricing supplement for further information.

Wells Fargo Securities

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Investment Description

The Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022 are senior unsecured debt securities of Wells Fargo & Company that provide:

(i)	a minimum return at maturity of 3% to 7% (to be determined on the pricing date) of the original offering price per note;

(ii)

the possibility of a return at maturity greater than the minimum return if the percentage increase of the average ending price of the iShares MSCI EAFE ETF (the “Fund”) from the starting price is greater than the minimum return; and

(iii)	repayment of principal regardless of the performance of the Fund.

All payments on the notes are subject to the credit risk of Wells Fargo.

The Fund is an exchange traded fund that seeks to track the MSCI EAFE Index (an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada).

You should read this pricing supplement together with product supplement No. 7 dated September 10, 2012, the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the notes. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Product Supplement No. 7 dated September 10, 2012, filed with the SEC on September 10, 2012: http://www.sec.gov/Archives/edgar/data/72971/000119312512385940/d407901d424b2.htm

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012: http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”), iShares Trust or iShares, Inc. None of BTC, BFA, iShares Trust or iShares, Inc. makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. None of BTC, BFA, iShares Trust or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the iShares® MSCI EAFE ETF.

PRS-2

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Investment Description (Continued)

The original offering price of each note of $1,000 includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the notes include (i) the agent discount, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the notes as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed funding rate that is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates are used in determining the estimated value of the notes.

If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher. The estimated value of the notes as of the pricing date will be set forth in the final pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component is based on a reference interest rate, determined by WFS as of a recent date, that generally tracks our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation. As noted above, we determine the economic terms of the notes based upon an assumed funding rate that is generally lower than our secondary market rates. In contrast, in determining the estimated value of the notes, we value the debt component using a reference interest rate that generally tracks our secondary market rates. Because the reference interest rate is generally higher than the assumed funding rate, using the reference interest rate to value the debt component generally results in a lower estimated value for the debt component, which we believe more closely approximates a market valuation of the debt component than if we had used the assumed funding rate.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Selected Risk Considerations—The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes determined by WFS is subject to important limitations. See “Selected Risk Considerations—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.”

PRS-3

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Investment Description (Continued)

Valuation of the notes after issuance

The estimated value of the notes is not an indication of the price, if any, at which WFS or any other person may be willing to buy the notes from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the notes due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the notes at any time up to the issue date or during the 6-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 6-month period. If you hold the notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement.

If WFS or any of its affiliates makes a secondary market in the notes, WFS expects to provide those secondary market prices to any unaffiliated broker-dealers through which the notes are held and to commercial pricing vendors. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, that broker-dealer may obtain market prices for the notes from WFS (directly or indirectly), but could also obtain such market prices from other sources, and may be willing to purchase the notes at any given time at a price that differs from the price at which WFS or any of its affiliates is willing to purchase the notes. As a result, if you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the notes from investors, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop.

PRS-4

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Investor Considerations

We have designed the notes for investors who:

■	seek a minimum return at maturity and exposure to the average upside performance of the Fund, without exposure to any decline in the Fund, by:

☐	receiving a minimum return at maturity of 3% to 7% (to be determined on the pricing date) of the original offering price per note;

☐

if greater than the minimum return, participating in the percentage increase, if any, in the value of the Fund from the starting price to the average ending price, where the average ending price is based on the average of fund closing prices of the Fund on specified dates occurring quarterly during the term of the notes; and

☐	providing for the repayment of principal at maturity regardless of the performance of the Fund;

■

understand that if the percentage increase of the average ending price of the Fund from the starting price is not greater than the minimum return, they will receive only the minimum return at maturity;

■	are willing to forgo interest payments on the notes and dividends on shares of the Fund; and

■	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

■	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

■	seek a minimum return greater than the minimum return at maturity of 3% to 7% (to be determined on the pricing date) of the original offering price per note;

■	seek exposure to the upside performance of the Fund as measured solely from the pricing date to a date near stated maturity;

■

are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

■	seek current income;

■	are unwilling to accept the risk of exposure to foreign developed equity markets;

■	seek exposure to the Fund but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

■	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Fund generally, or to the exposure to the Fund that the notes provide specifically; or

■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-5

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Terms of the Notes

Market Measure:	iShares MSCI EAFE ETF.

Pricing Date:	March 31, 2015.*

Issue Date:	April 6, 2015.* (T+3)

Original Offering Price:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a face amount of $1,000.

Redemption Amount:	The “redemption amount” per note will equal:

•	if the average ending price is greater than the starting price: $1,000 plus the greater of:

(i) the minimum return; and

(ii)	$1,000 x	average ending price – starting price	x participation rate	; or
starting price

•	if the average ending price is less than or equal to the starting price: $1,000 plus the minimum return.

All calculations with respect to the redemption amount will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .000005 would be rounded to .00001); and the redemption amount will be rounded to the nearest cent, with one-half cent rounded upward.

Stated Maturity Date:	April 6, 2022*. If the final calculation day is postponed, the stated maturity date will be the later of (i) April 6, 2022* and (ii) the third business day after the final postponed calculation day.

Starting Price:	, the fund closing price of the Fund on the pricing date.

Average Ending Price:	The “average ending price” will be the arithmetic average of the fund closing price of the Fund on the calculation days.

Participation Rate:	100%

Minimum Return:	The “minimum return” will be determined on the pricing date and will be within the range of 3% to 7% of the original offering price per note ($30 to $70 per note).

Calculation Days:

The 30th day of each March, June, September, and December, commencing June 2015 and ending March 2022*. If any such day is not a trading day, the calculation day will be postponed to the next succeeding trading day. A calculation day is also subject to postponement due to the occurrence of a market disruption event.

PRS-6

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Terms of the Notes (Continued)

Calculation Agent:	Wells Fargo Securities, LLC

Material Tax Consequences:	For a discussion of the material U.S. federal tax consequences of the ownership and disposition of the notes, see “United States Federal Tax Considerations.”

Agent:

Wells Fargo Securities, LLC, a wholly owned subsidiary of Wells Fargo & Company. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $15.00 per note. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), one of our affiliates. In addition to the concession allowed to WFA, WFS will pay $1.20 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA.

The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the notes. If any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to the discount, concession or distribution expense fee received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RWD9

*

To the extent that we make any change to the expected pricing date or expected issue date, the calculation days and stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-7

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per note (the redemption amount) calculated as follows:

PRS-8

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Selected Risk Considerations

The notes have complex features and your investment in the notes will involve risks not associated with an investment in conventional debt securities. These risks are explained in more detail in the “Risk Factors” section in the product supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances. The index underlying the Fund is sometimes referred to as the “underlying index.”

•

You May Not Receive Any Return On Your Investment In The Notes In Excess Of The Minimum Return At Maturity. Any return you receive on the notes at stated maturity in excess of the minimum return will depend on the percentage increase, if any, in the average ending price of the Fund relative to the starting price. Because the value of the Fund will be subject to market fluctuations, the average ending price may be less than the starting price or may not exceed the starting price on a percentage basis by more than the minimum return, in which case you will only receive the original offering price of your notes plus the minimum return at stated maturity. The minimum return at maturity represents a below market yield to maturity as compared to a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date. Accordingly, if you do not receive a return at maturity sufficiently in excess of the minimum return, the yield that you will receive on the notes will be less than the return you could earn on other investments.

•

You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity. If you are a U.S. holder of a note, you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment on the note prior to maturity (or earlier sale, exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement entitled “United States Federal Tax Considerations.”

•

The Potential For A Return On The Notes In Excess Of The Minimum Return At Maturity Is Based On The Average Performance Of The Fund, Which May Be Less Favorable Than The Performance Of A Direct Investment In The Fund. The potential for a return on the notes in excess of the minimum return at maturity is based on the average ending price, which will be calculated by reference to the average of the fund closing price of the Fund on calculation days occurring quarterly over the term of the notes. The average ending price, as so calculated, may be less than the value of the Fund at or near stated maturity. If the Fund appreciates and the average ending price is less than the value of the Fund at or near stated maturity, the average performance of the Fund that is measured for purposes of the notes will be less favorable than the performance of a direct investment in the Fund held over the term of the notes. Therefore, the return on the notes may be less favorable than it would have been had the potential for a return in excess of the minimum return been based on the performance of a direct investment in the Fund (i.e., based on the value of the Fund at or near stated maturity), rather than on the average performance of the Fund. As a result, the return on the notes may underperform a direct investment in the Fund.

For example, if the value of the Fund increases at a more or less steady rate over the term of the notes, the average ending price will be less than the value of the Fund at or near stated maturity, and the average performance of the Fund, as measured for purposes of the notes, will be less favorable than the performance of a direct investment in the Fund. This underperformance will be especially significant if there is a significant increase in the value of the Fund later in the term of the notes. In addition, because of the way the average ending price is calculated, it is possible that you will not receive a return on your investment in excess of the minimum return at stated maturity even if the value of the Fund at or near stated maturity is significantly greater than the starting price. One scenario in which this may occur is when the value of the Fund declines early in the term of the notes and increases significantly later in the term of the notes.

The fact that investors in the notes will not receive dividends paid on shares of the Fund over the term of the notes increases the potential for the notes to underperform a direct investment in the Fund.

You should not invest in the notes unless you understand and are willing to accept the return characteristics associated with the averaging feature of the notes.

•

The Notes Are Subject To The Credit Risk Of Wells Fargo. The notes are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the notes are subject to our creditworthiness, and you will have no ability to pursue the shares of the Fund or any securities held by the Fund for payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

•

The Estimated Value Of The Notes On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price. The original offering price of the notes includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date will be less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for

PRS-9

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Selected Risk Considerations (Continued)

debt of this type. The costs related to selling, structuring, hedging and issuing the notes include (i) the agent discount, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (iii) hedging and other costs relating to the offering of the notes. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed funding rate that is generally lower than our secondary market rates. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

•

The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers. The estimated value of the notes was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Investment Description—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the notes that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

•

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market. The price, if any, at which WFS or any of its affiliates may purchase the notes in the secondary market will be based on WFS’s proprietary pricing models and will fluctuate over the term of the notes as a result of changes in the market and other factors described in the next risk consideration. Any such secondary market price for the notes will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk consideration change significantly in your favor, any such secondary market price for the notes is likely to be less than the original offering price.

If WFS or any of its affiliates makes a secondary market in the notes at any time up to the issue date or during the 6-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the notes that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 6-month period. If you hold the notes through an account at WFS or any of its affiliates, we expect that this increase will also be reflected in the value indicated for the notes on your brokerage account statement. If you hold your notes through an account at a broker-dealer other than WFS or any of its affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS or any of its affiliates, as discussed above under “Investment Description.”

•

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways. The value of the notes prior to stated maturity will be affected by the value of the Fund on any prior calculation days, the then-current value of the Fund, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the notes: Fund performance; interest rates; volatility of the Fund; time remaining to maturity; dividend yields on the securities included in the Fund and currency exchange rates. In addition to the derivative component factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness, as reflected in our secondary market rates. Because numerous factors are expected to affect the value of the notes, changes in the price of the Fund may not result in a comparable change in the value of the notes.

•

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop. The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

PRS-10

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Selected Risk Considerations (Continued)

•	The Amount You Receive On The Notes Will Depend Upon The Performance Of The Fund And Therefore The Notes Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:

•

Your Return On The Notes Could Be Less Than If You Owned The Shares Of The Fund. Your return on the notes will not reflect the return you would realize if you actually owned the shares of the Fund because, among other reasons, the redemption amount will be determined by reference only to the average ending price, which will be calculated by reference only to the fund closing price of a share of the Fund without taking into consideration the value of dividends and other distributions paid on such share.

•	Historical Prices Of The Fund Or The Securities Included In The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Notes.

•	Changes That Affect The Fund Or The Underlying Index May Adversely Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.

•	We And Our Affiliates Have No Affiliation With The Sponsor Of The Fund Or The Sponsor Of The Underlying Index And Have Not Independently Verified Their Public Disclosure Of Information.

•

An Investment Linked To The Shares Of The Fund Is Different From An Investment Linked To The Underlying Index. The performance of the shares of the Fund may not exactly replicate the performance of the underlying index because the Fund may not invest in all of the securities included in the underlying index and because the Fund will reflect transaction costs and fees that are not included in the calculation of the underlying index. The Fund may also hold securities or derivative financial instruments not included in the underlying index. It is also possible that the Fund may not fully replicate the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the value of a share of the Fund may differ from the net asset value per share of the Fund. As a result, the performance of the Fund may not correlate perfectly with the performance of the underlying index, and the return on the notes based on the performance of the Fund will not be the same as the return on securities based on the performance of the underlying index.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Fund.

•	Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.

•

An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets. The Fund includes the stocks of foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

The securities included in the Fund may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing price of the Fund which could, in turn, adversely affect the value of the notes.

PRS-11

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Selected Risk Considerations (Continued)

•

Exchange Rate Movements May Impact The Value Of The Notes. The notes will be denominated in U.S. dollars. Since the value of securities included in the Fund is quoted in a currency other than U.S. dollars and, as per the Fund, is converted into U.S. dollars or another currency, the amount payable on the notes on the maturity date will depend in part on the relevant exchange rates.

•

The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed. A calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that calculation day. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the postponed final calculation day.

•

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests. You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

•

The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes.    WFS, which is our affiliate, will be the calculation agent for the notes. As calculation agent, WFS will determine the average ending price, the fund closing price of the Fund on each calculation day and may be required to make other determinations that affect the return you receive on the notes at maturity. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on a scheduled calculation day, which may result in postponement of the calculation day; determining the fund closing price of the Fund if a calculation day is postponed to the last day to which it may be postponed and a market disruption event occurs on that day; adjusting the adjustment factor and other terms of the notes in certain circumstances; if the Fund undergoes a liquidation event, selecting a successor fund or, if no successor fund is available, determining the fund closing price of the Fund; and determining whether to adjust the fund closing price of the Fund on any calculation day in the event of certain changes in or modifications to the Fund or the underlying index. In making these discretionary judgments, the fact that WFS is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and WFS’s determinations as calculation agent may adversely affect your return on the notes.

•

The estimated value of the notes was calculated by our affiliate and is therefore not an independent third-party valuation.    WFS calculated the estimated value of the notes set forth on the cover page of this pricing supplement, which involved discretionary judgments by WFS, as described under “Selected Risk Considerations—The Estimated Value Of The Notes Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” above. Accordingly, the estimated value of the notes set forth on the cover page of this pricing supplement is not an independent third-party valuation.

•

Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the price of the Fund.    Our affiliates or any dealer participating in the offering of the notes or its affiliates may, at present or in the future, publish research reports on the Fund or the underlying index or the companies whose securities are included in the Fund or the underlying index. This research is modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research reports on the Fund or the underlying index or the companies whose securities are included in the Fund or the underlying index could adversely affect the price of the Fund and, therefore, adversely affect the value of and your return on the notes. You are encouraged to derive information concerning the Fund from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the Fund or the underlying index or the companies whose securities are included in the Fund or the underlying index published on or prior to the pricing date could result in an increase in the price of the Fund on the pricing date, which would adversely affect investors in the notes by increasing the price at which the Fund must close on each calculation day in order for investors in the notes to receive a favorable return.

PRS-12

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Selected Risk Considerations (Continued)

•

Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Fund may adversely affect the price of the Fund.    Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Fund or the underlying index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the price of the Fund and, therefore, adversely affect the value of and your return on the notes. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the Fund or the underlying index. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

•

Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.    We expect to hedge our obligations under the notes through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparties may acquire shares of the Fund, securities included in the Fund or the underlying index or listed or over-the-counter derivative or synthetic instruments related to the Fund or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparties have a long hedge position in shares of the Fund or any of the securities included in the Fund or the underlying index, or derivative or synthetic instruments related to the Fund or such securities, they may liquidate a portion of such holdings at or about the time of a calculation day or at or about the time of a change in the securities included in the Fund or the underlying index. These hedging activities could potentially adversely affect the price of a share of the Fund and, therefore, adversely affect the value of and your return on the notes.

•

Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund.    Our affiliates or any participating dealer or its affiliates may engage in trading in the shares of the Fund or the securities included in the Fund or the underlying index and other instruments relating to the Fund or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the price of a share of the Fund and, therefore, adversely affect the value of and your return on the notes.

•

A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the notes to you.    If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the notes that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities and this projected profit will be in addition to the concession and/or distribution expense fee that the participating dealer realizes for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

PRS-13

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Hypothetical Returns

The following table illustrates, for a hypothetical minimum return of 5% (the midpoint of the specified range of the minimum return) and a range of hypothetical average ending prices of the Fund:

•	the hypothetical percentage change from the hypothetical starting price to the hypothetical average ending price;

•	the hypothetical redemption amount payable at stated maturity per note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical average ending price	Hypothetical percentage change from the hypothetical starting price to the hypothetical average ending price	Hypothetical redemption amount payable at stated maturity per note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
$113.87	75.00%	$1,750.00	75.00%	8.15%
$97.61	50.00%	$1,500.00	50.00%	5.87%
$91.10	40.00%	$1,400.00	40.00%	4.86%
$84.59	30.00%	$1,300.00	30.00%	3.78%
$78.08	20.00%	$1,200.00	20.00%	2.62%
$71.58	10.00%	$1,100.00	10.00%	1.37%
$68.32	5.00%	$1,050.00	5.00%	0.70%
$66.70	2.50%	$1,050.00	5.00%	0.70%
$65.07(2)	0.00%	$1,050.00	5.00%	0.70%
$61.82	-5.00%	$1,050.00	5.00%	0.70%
$58.56	-10.00%	$1,050.00	5.00%	0.70%
$52.06	-20.00%	$1,050.00	5.00%	0.70%
$45.55	-30.00%	$1,050.00	5.00%	0.70%
$39.04	-40.00%	$1,050.00	5.00%	0.70%
$32.54	-50.00%	$1,050.00	5.00%	0.70%
$16.27	-75.00%	$1,050.00	5.00%	0.70%
$0.00	-100.00%	$1,050.00	5.00%	0.70%
(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.
(2)	The hypothetical starting price. The actual starting price will be determined on the pricing date.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual starting price, average ending price and minimum return.

PRS-14

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical minimum return of 5% (the midpoint of the specified range for the minimum return) and assuming hypothetical starting prices and average ending prices as indicated in the examples. In order to more clearly present the hypothetical movements of the Fund, the graphs accompanying the hypothetical calculations use different scales for the fund closing price on the vertical axis.

Example 1. The Fund generally appreciates earlier in the term of the notes and depreciates later in the term of the notes, and the redemption amount is greater than the original offering price plus the minimum return:

Example 1

Hypothetical starting price: $65.07

Hypothetical average ending price: $94.43

Since the hypothetical average ending price is greater than the hypothetical starting price by more than the hypothetical minimum return of 5%, the redemption amount would equal:

$1,000 +	$1,000 x	$94.43 – $65.07	x 100%	= $1,451.21
$65.07

On the stated maturity date you would receive $1,451.21 per note.

This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the fund closing price of the Fund on a date near maturity. In this scenario, the fund closing price of the Fund increases early in the term of the notes, remains consistently above the starting price for a significant period of time and then decreases to a price below the average ending price near maturity of the notes. Note that, as Examples 2 and 3 illustrates, there are other scenarios in which the averaging approach would result in a lower return at maturity.

PRS-15

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Hypothetical Payments at Stated Maturity (Continued)

Example 2. The Fund generally depreciates earlier in the term of the notes and appreciates later in the term of the notes, and the redemption amount is equal to the original offering price plus the minimum return:

Example 2

Hypothetical starting price: $65.07

Hypothetical average ending price: $65.44

Since the hypothetical average ending price is greater than the hypothetical starting price, but not by more than the hypothetical minimum return of 5%, the redemption amount would equal the original offering price plus the minimum return.

On the stated maturity date you would receive $1,000 + $50 = $1,050.00 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the fund closing price of the Fund on a date near maturity. In this scenario, the fund closing price of the Fund decreases early in the term of the notes, remains consistently below the starting price for a significant period of time and then increases later in the term of the notes, with a closing price near maturity of the notes that is greater than the average ending price. Although the fund closing price of the Fund near maturity is significantly greater than the starting price, the return on the notes would not exceed the minimum return because the average ending price is not greater than the starting price by more than 5%.

PRS-16

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Hypothetical Payments at Stated Maturity (Continued)

Example 3. The Fund generally appreciates over the term of the notes, and the redemption amount is greater than the original offering price plus the minimum return:

Example 3

Hypothetical starting price: $65.07

Hypothetical average ending price: $112.57

Since the hypothetical average ending price is greater than the hypothetical starting price by more than the hypothetical minimum return of 5%, the redemption amount would equal:

$1,000 +	$1,000 x	$112.57 – $65.07	x 100%	= $1,729.98
$65.07

On the stated maturity date you would receive $1,729.98 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the fund closing price of the Fund on a date near maturity. In this scenario, the fund closing price of the Fund steadily increases over the term of the notes, resulting in a fund closing price near maturity that is greater than the starting price.

PRS-17

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

Hypothetical Payments at Stated Maturity (Continued)

Example 4. The Fund generally depreciates over the term of the notes, and the redemption amount is equal to the original offering price plus the minimum return:

Example 4

Hypothetical starting price: $65.07

Hypothetical average ending price: $47.73

Since the hypothetical average ending price is less than the hypothetical starting price, the redemption amount would equal the original offering price plus the minimum return.

On the stated maturity date you would receive $1,000 + $50 = $1,050.00 per note.

This example illustrates that the notes provide for the repayment of principal plus the minimum return at maturity even in scenarios in which the average ending price of the Fund is less than the starting price.

To the extent that the starting price, average ending price and the minimum return differ from the values assumed above, the results indicated above would be different.

PRS-18

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

The iShares MSCI EAFE ETF

The Fund is an exchange traded fund that seeks to track the MSCI EAFE Index, an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada. According to publicly available information, (i) on July 1, 2013, the name of the Fund changed from the iShares MSCI EAFE Index Fund to the iShares MSCI EAFE ETF and (ii) Greece has been removed from the MSCI EAFE Index. The information about the Fund contained herein updates the information under “The iShares MSCI EAFE Index Fund” in Annex A to the product supplement.

We obtained the closing prices listed below from Bloomberg without independent verification.

The following graph sets forth daily closing prices of the Fund for the period from January 1, 2005 to February 27, 2015. The closing price on February 27, 2015 was $65.07. The historical performance of the Fund should not be taken as an indication of the future performance of the Fund during the term of the notes.

iShares MSCI EAFE ETF Daily Closing Prices

PRS-19

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

The iShares MSCI EAFE ETF (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the Fund for each quarter in the period from January 1, 2005 through December 31, 2014 and for the period from January 1, 2015 to February 27, 2015.

	High	Low	Last
2005
First Quarter	$55.27	$51.18	$52.92
Second Quarter	$53.87	$51.33	$52.35
Third Quarter	$58.50	$52.05	$58.09
Fourth Quarter	$60.91	$54.72	$59.42
2006
First Quarter	$65.40	$60.33	$64.99
Second Quarter	$70.58	$59.60	$65.35
Third Quarter	$68.46	$61.62	$67.78
Fourth Quarter	$74.31	$67.96	$73.26
2007
First Quarter	$76.94	$70.95	$76.27
Second Quarter	$81.79	$76.47	$80.63
Third Quarter	$83.77	$73.70	$82.56
Fourth Quarter	$86.18	$78.24	$78.50
2008
First Quarter	$78.35	$68.31	$71.90
Second Quarter	$78.52	$68.10	$68.70
Third Quarter	$68.04	$53.08	$56.30
Fourth Quarter	$55.88	$35.71	$44.87
2009
First Quarter	$45.44	$31.69	$37.59
Second Quarter	$49.04	$38.57	$45.81
Third Quarter	$55.81	$43.91	$54.70
Fourth Quarter	$57.28	$52.66	$55.30
2010
First Quarter	$57.96	$50.45	$56.00
Second Quarter	$58.03	$46.29	$46.51
Third Quarter	$55.42	$47.09	$54.92
Fourth Quarter	$59.46	$54.25	$58.23
2011
First Quarter	$61.91	$55.31	$60.09
Second Quarter	$63.87	$57.10	$60.14
Third Quarter	$60.80	$46.66	$47.75
Fourth Quarter	$55.57	$46.45	$49.53
2012
First Quarter	$55.80	$49.15	$54.90
Second Quarter	$55.51	$46.55	$49.96
Third Quarter	$55.15	$47.62	$53.00
Fourth Quarter	$56.88	$51.96	$56.82
2013
First Quarter	$59.89	$56.90	$58.98
Second Quarter	$63.53	$57.03	$57.38
Third Quarter	$65.05	$57.55	$63.79
Fourth Quarter	$67.06	$62.71	$67.06
2014
First Quarter	$68.03	$62.31	$67.17
Second Quarter	$70.67	$66.26	$68.37
Third Quarter	$69.25	$64.12	$64.12
Fourth Quarter	$64.51	$59.53	$60.84
2015
January 1, 2015 to February 27, 2015	$65.25	$58.48	$65.07

PRS-20

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Income Tax Considerations” in the accompanying product supplement does not apply to the notes issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes. It applies to you only if you purchase a note for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the notes is sold to the public, and hold the note as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a “real estate investment trust”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader in securities subject to a mark-to-market method of tax accounting with respect to the notes;

•	a person holding a note as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a note;

•	a person subject to the alternative minimum tax;

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the notes to you.

In addition, we will not attempt to ascertain whether the iShares® MSCI EAFE ETF (the “underlier”) is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If the underlier were so treated, certain adverse U.S. federal income tax consequences might apply to a non-U.S. holder upon the sale, exchange or other disposition of a note. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the underlier and consult your tax adviser regarding the possible consequences to you if the underlier is or becomes a USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Any consequences resulting from the Medicare tax on investment income are not discussed. The consequences of receipt, ownership or disposition of any underlying shares are also not discussed. You should consult your tax adviser with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, and the discussion herein is based on this treatment.

PRS-21

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

United States Federal Tax Considerations (Continued)

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. holder. As used herein, the term “U.S. holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Interest Accruals on the Notes.    Pursuant to rules governing the tax treatment of contingent payment debt instruments (the “contingent debt regulations”), you will be required to accrue interest income on the notes on a constant yield basis, based on a comparable yield, as described below, regardless of whether you use the cash or accrual method of accounting for U.S. federal income tax purposes. Accordingly, you will be required to include interest in your taxable income each year in that you hold the notes even though the notes do not provide for a payment until maturity (or earlier sale, exchange or retirement).

Under the contingent debt regulations, you will be required to accrue an amount of ordinary interest income, as original issue discount (“OID”) for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals the product of:

•	the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period,

•	the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period, and

•	a fraction, the numerator of which is the number of days during the accrual period that you held the notes and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued.

As used in the contingent debt regulations, the term “comparable yield” means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate. We have determined that the comparable yield for the notes is a rate of [—]% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming a price of $ [—]) consists of a single projected amount equal to $ [—] due at maturity.

The following table states the amount of OID (without taking into account any income or loss recognized in connection with the sale, exchange or retirement of the note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

PRS-22

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

United States Federal Tax Considerations (Continued)

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2015	$ [●]	$ [●]
July 1, 2015 through December 31, 2015	$ [●]	$ [●]
January 1, 2016 through June 30, 2016	$ [●]	$ [●]
July 1, 2016 through December 31, 2016	$ [●]	$ [●]
January 1, 2017 through June 30, 2017	$ [●]	$ [●]
July 1, 2017 through December 31, 2017	$ [●]	$ [●]
January 1, 2018 through June 30, 2018	$ [●]	$ [●]
July 1, 2018 through December 31, 2018	$ [●]	$ [●]
January 1, 2019 through June 30, 2019	$ [●]	$ [●]
July 1, 2019 through December 31, 2019	$ [●]	$ [●]
January 1, 2020 through June 30, 2020	$ [●]	$ [●]
July 1, 2020 through December 31, 2020	$ [●]	$ [●]
January 1, 2021 through June 30, 2021	$ [●]	$ [●]
July 1, 2021 through December 31, 2021	$ [●]	$ [●]
January 1, 2022 through the Maturity Date	$ [●]	$ [●]

For U.S. federal income tax purposes, you are required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (the “IRS”).

The comparable yield and the projected payment schedule will not be used for any purpose other than to determine your interest accruals and adjustments thereto in respect of a note for U.S. federal income tax purposes. They do not constitute a projection or representation by us regarding the actual amount that will be paid on a note.

Sale, Exchange or Retirement of Notes.    You will recognize taxable gain or loss on the sale, exchange or retirement of a note equal to the difference between the amount received and your adjusted tax basis in the note.

Any gain recognized will be treated as ordinary interest income, and any loss will be ordinary loss to the extent of previous interest inclusions and capital loss thereafter. If you are a non-corporate U.S. holder, any loss you recognize will not be subject to the two percent floor limitation on miscellaneous itemized deductions. Any capital loss you recognize may be subject to limitations. Moreover, if you recognize a loss that meets certain thresholds you may be required to file a disclosure statement with the IRS.

Your adjusted tax basis in a note generally will be equal to your original purchase price for the note, increased by any interest income you previously accrued.

Backup Withholding and Information Reporting.    Backup withholding may apply in respect of the amounts paid to you on a note, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against your U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with the payment on the notes and the proceeds from a sale, exchange or other disposition of the notes, unless you provide proof of an applicable exemption from the information reporting rules.

PRS-23

Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

United States Federal Tax Considerations (Continued)

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a non-U.S. holder. As used herein, the term “non-U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “non-U.S. holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes.

Subject to the discussions above concerning Section 897 of the Code and below concerning backup withholding and FATCA, you will not be subject to U.S. federal income or withholding tax in respect of the notes, provided that:

•	You do not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	You are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	You are not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note (or a financial institution holding a note on behalf of the beneficial owner) furnishes to the applicable withholding agent an appropriate IRS Form W-8 on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Backup Withholding and Information Reporting.    Information returns will be filed with the IRS with respect to amounts treated as interest, and may be filed with the IRS in connection with the payment of proceeds from a sale, exchange or other disposition of the notes. You may be subject to backup withholding in respect of amounts paid to you, unless you comply with certification procedures to establish that you are not a U.S. person for U.S. federal income tax purposes or otherwise establish an exemption. Compliance with the certification procedures described above will satisfy the certification requirements necessary to avoid backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should consider the U.S. federal estate tax implications of an investment in the notes. Absent an applicable treaty benefit, a note will be treated as U.S.-situs property subject to U.S. federal estate tax if payments on the note if received by the decedent at the time of death would have been subject to U.S. federal withholding tax as described above (even if the Form W-8 certification requirement described above were satisfied and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty). You should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the notes in your particular situation and the availability of benefits provided by an applicable estate tax treaty, if any.

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Market Linked Notes

Notes Linked to the iShares® MSCI EAFE ETF due April 6, 2022

United States Federal Tax Considerations (Continued)

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to any payment on the notes of amounts treated as interest and, for dispositions after December 31, 2016, to payments of gross proceeds of the disposition (including upon retirement) of the notes. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisers regarding the potential application of FATCA to the notes.

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